UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                         SBA Communications Corporation
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                    78388J106
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                                 (CUSIP Number)

                                  May 30, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information for which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


                                                                13G

CUSIP NO. 78388J106                                            PAGE 2 OF 4 PAGES
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1    NAME OF REPORTING PERSON

     AAT  Holdings, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     05-0556762

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (A) |_|
                                                        (B) |_|

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

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              NUMBER OF                   5  SOLE VOTING POWER
               SHARES                        6,512,686
            BENEFICIALLY                ----------------------------------------
              OWNED BY
                EACH                      6  SHARED VOTING POWER
              REPORTING
               PERSON                        -0-
              REPORTING
               PERSON                   ----------------------------------------
                WITH
                                          7  SOLE DISPOSITIVE POWER

                                             6,512,686

                                        ----------------------------------------

                                          8  SHARED DISPOSITIVE POWER

                                             -0-

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,512,686 shares of Class A Common Stock

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10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN  SHARES |_|

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3% (based on 103,017,031 shares of Class A Common Stock outstanding as of May 8, 2006)

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12   TYPE OF REPORTING PERSON

     OO
                                       2

ITEM 1(A).     NAME OF ISSUER:

               SBA Communications Corporation

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5900 Broken Sound Parkway NW
               Boca Raton, Florida 33487

ITEM 2(A).     NAME OF PERSON FILING

               AAT Holdings, LLC

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               12444 Powerscourt Drive
               Suite 450
               St. Louis, MO 63144

ITEM 2(C).     CITIZENSHIP

               Delaware

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Class A Common Stock

ITEM 2(E).     CUSIP NUMBER:

               78388J106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable.

ITEM 4.        OWNERSHIP

               (a) Amount beneficially owned: 6,512,686 shares of Class A Common
                   Stock
               (b) Percent of Class: 6.3% (based on 103,017,031 shares of  Class
                   A Common  Stock  outstanding  as of May 8, 2006)
               (c) Number of shares as to which person has:

                           Sole power to vote: 6,512,686
                           Shared power to vote: -0-
                           Sole power to dispose of shares: 6,512,686
                           Shared power to dispose of shares: -0-

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not Applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not required and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    AAT HOLDINGS, LLC



                                    By:    /s/ Mary Meduski
                                           ----------------------------------
                                      Name:  Mary Meduski
                                      Title: Authorized Officer

Date: June 1, 2006

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